Exhibit 99.1

434 Fayetteville Street, Suite 600, Raleigh, NC  27601

FOR IMMEDIATE RELEASE

For Public Relations:
Felicia Ramsey
Summus, Inc. (USA)
(919) 807-5646
felicia.ramsey@summus.com

SUMMUS NAMES NEW CHIEF EXECUTIVE OFFICER

Raleigh, N.C. — February 17, 2004 — Summus, Inc. (USA) (OTCBB: SUMU), a developer of applications and information processing tools that optimize the wireless multimedia experience, today announced that Bjorn D. Jawerth’s employment agreement, which expired on February 16, 2004, is not being renewed.  Gary E. Ban, Summus’ Chief Operating Officer, will succeed Dr. Jawerth as Summus’ Chief Executive Officer.  Dr. Jawerth will remain as a Director of the Company, but will not continue as its Chairman of the Board.

About Summus
Summus is a developer of applications, platforms and innovative information processing tools that enable service providers, content providers and handset manufacturers to optimize the customer’s wireless experience. The company’s leading wireless applications, available through carriers such as AT&T Wireless, Verizon Wireless, ALLTEL, U.S. Cellular and Cingular, are powered by its BlueFuel platform. The Superfast, Superthin™ platform enables Summus and its developer partners to quickly build user-friendly applications within today’s processing and bandwidth-constrained wireless environment. The BlueFuel platform enables wireless carriers to deliver more efficient applications that can be easily shared between a greater variety of devices, operating systems and content providers. It also allows device manufacturers to develop more processing-efficient devices. For more information, see www.summus.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning Summus’ business, products, and financial results.  Actual results may differ materially from the results predicted.  More information about potential risk factors that could affect our business, products, and financial results is included in Summus’ annual report on Form 10-K for the year ended December 31, 2002, and in reports subsequently filed by Summus with the Securities and Exchange Commission(“SEC”).  All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Summus’ web site at www.summus.com.  Summus hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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BlueFuel, Superfast, Superthin,and Wherever, Whenever are trademarks of Summus, Inc. (USA). All other trademarks and/or registered trademarks are the property of their respective owners.